Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated February 27, 2025 on the financial statements and financial highlights of Kennedy Capital ESG SMID Cap Fund, Kennedy Capital Small Cap Growth Fund, and Kennedy Capital Small Cap Value Fund, each a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR which are incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 24, 2026